Exhibit 3.1

AMENDMENTS
TO THE
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
GP-ACT III ACQUISITION CORP.

GP-ACT III ACQUISITION CORP.
(the “Company”)
RESOLUTIONS OF THE SHAREHOLDERS OF THE COMPANY

It is resolved as a special resolution THAT, effective immediately, the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(a) amending Article 49.9 by deleting the following introduction of such sub-section:

“In the event that the Company does not consummate a Business Combination within 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:”

and replacing it with the following:

“In the event that the Company does not consummate a Business Combination by November 13, 2026, or such later time as the Members may approve in accordance with the Articles, the Company shall:”; and

(b) amending Article 49.10 by deleting the words:

“within 24 months from the consummation of the IPO”

and replacing them with the words:

“by November 13, 2026”.